Exhibit 99.2

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

2015 SEGMENT DATA AT 2016 FIXED CURRENCY EXCHANGE RATES

(unaudited)

	2015
	First Quarter Ended	Second Quarter Ended	Third Quarter Ended	Fourth Quarter Ended	Twelve Months Ended
(millions)	March 31	June 30	September 30	December 31	December 31

Net Sales
Global Industrial	$1,037.7	$1,103.2	$1,168.0	$1,176.6	$4,485.5
Global Institutional	975.2	1,054.1	1,092.4	1,089.2	4,210.9
Global Energy	890.8	867.6	827.3	885.1	3,470.8
Other	172.0	188.9	195.0	191.2	747.1
Subtotal at fixed currency	3,075.7	3,213.8	3,282.7	3,342.1	12,914.3
Effect of foreign currency translation	221.9	175.3	163.7	69.9	630.8
Consolidated	$3,297.6	$3,389.1	$3,446.4	$3,412.0	$13,545.1

Operating Income
Global Industrial	$102.6	$147.9	$179.7	$196.2	$626.4
Global Institutional	166.3	228.5	256.9	224.9	876.6
Global Energy	104.2	109.9	111.1	140.3	465.5
Other	23.1	31.8	37.0	35.6	127.5
Corporate	(50.6)	(119.0)	(208.8)	(285.4)	(663.8)
Subtotal at fixed currency	345.6	399.1	375.9	311.6	1,432.2
Effect of foreign currency translation	42.1	38.7	37.1	11.2	129.1
Consolidated	$387.7	$437.8	$413	$322.8	$1,561.3

Note:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

As previously disclosed (on January 5, 2016), we deconsolidated our Venezuelan operations at the end of the fourth quarter of 2015. Prior to deconsolidation, across the second through fourth quarters of 2015, the Venezuelan bolivar operations within our Water, Paper, Food & Beverage, Institutional and Energy operating units were converted from the official exchange rate at the time of 6.3 bolivares to 1 U.S. dollar to the Marginal Currency System (SIMADI) rate of approximately 200 bolivares to 1 U.S. dollar. To state our historical Venezuelan bolivar operations at a consistent conversion rate, the above table shows all Venezuelan bolivar results at the SIMADI conversion rate of approximately 200 bolivares to 1 U.S. dollar.

The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" row in the table above.